Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Monday, January 30, 2006	Mark W. Sheahan (612) 623-6656

GRACO REPORTS RECORD 2005 RESULTS
NET SALES INCREASE 21 PERCENT
DILUTED EARNINGS PER SHARE INCREASE 16 PERCENT

MINNEAPOLIS, MN (January 30, 2006) — Graco Inc. (NYSE: GGG) today announced record 2005 net earnings of $125.9 million on sales of $731.7 million. Diluted net earnings per share were $1.80 versus $1.55 last year, a 16 percent increase. In the fourth quarter of 2005, net sales of $185.6 million were 15 percent higher than last year. Diluted net earnings per share were $0.46 versus $0.39 last year, an 18 percent increase. 2005 fourth quarter and year-end results include one less week than the same periods last year.

Twelve-month sales in the Contractor Equipment Division were $305.3 million versus $278.7 million last year, a 10 percent increase. This increase was driven by higher sales in both the paint store and home center channels in the Americas and increased sales in Europe. In the Industrial/Automotive Equipment Division, 2005 sales were $367.1 million versus $274.6 million last year, a 34 percent increase. Acquired businesses contributed 25 percentage points of the increase while growth throughout most of the major product categories and all geographic regions contributed 9 percentage points. Lubrication Equipment Division sales were $59.3 million versus $51.7 million last year, a 15 percent increase. This double-digit increase was primarily driven by higher sales in the Americas.

Twelve-month sales in the Americas were $486.2 million versus $401.0 million last year, a 21 percent increase. Acquired businesses contributed 12 percentage points of the increase. In Europe, sales were $151.0 million versus $124.6 million last year, a 21 percent increase, with nearly half of the increase contributed by acquired businesses. Exchange rates did not have a significant impact on Europe sales for the year. Asia Pacific sales for the year were $94.5 million versus $79.5 million last year, a 19 percent increase. Acquired businesses contributed 9 percentage points of the growth and changes in exchange rates contributed 2 percentage points.

Fourth quarter Contractor Equipment sales were $72.6 million versus $69.5 million last year, a 4 percent increase. Higher sales in both the professional paint channel and home center channel as well as strong sales in Europe were the primary drivers for this increase. Industrial/ Automotive Equipment sales were $97.4 million versus $77.5 million last year, a 26 percent increase. Acquired businesses contributed 24 percentage points of the increase. Lubrication Equipment sales in the fourth quarter were $15.5 million versus $13.8 million last year, a 13 percent increase. Strong sales in the Americas led to the higher Lubrication results. The aforementioned percentage changes in 2005 versus 2004 division sales have not been adjusted to reflect that last year’s results included an extra week.

Fourth quarter sales in the Americas were $122.0 million versus $103.3 million last year, an 18 percent increase. Acquired businesses contributed 13 percentage points of the increase. In Europe, fourth quarter sales were $38.6 million versus $34.0 million last year, a 13 percent increase with acquired businesses contributing 10 percentage points of this growth. Sales in Europe were 22 percent higher than last year’s fourth quarter at constant exchange rates. Asia Pacific sales for the fourth quarter were $25.0 million versus $23.5 million last year, a 7 percent increase all of which came from acquired businesses. The aforementioned percentage changes in 2005 versus 2004 geographic sales have not been adjusted to reflect that last year’s results included an extra week.

Fourth quarter gross profit margin was 52.0 percent versus 54.6 percent last year. Approximately 160 basis points of the difference from last year can be attributed to the impact of acquired businesses. The remaining difference is due to the unfavorable impact of currency translations and increased spending on projects that are expected to improve factory efficiencies. For the year, Graco’s gross profit margin was 51.8 percent versus 54.3 percent last year. Approximately 200 basis points of the difference from last year can be attributed to the impact of acquired businesses with the remaining portion due to the aforementioned higher material costs and aforementioned spending initiatives.

The fourth quarter operating profit margin was 26.2 percent versus 24.8 percent for the same period last year. The 2005 fourth quarter operating profit margin was reduced by 240 basis points as the result of acquired businesses. For the year, operating profit margin was 26.1 percent versus 26.7 percent last year. The 2005 operating profit margin was reduced by 300 basis points as the result of acquired businesses. The operating profitability of the acquired businesses has improved throughout the year and they began contributing to net earnings in the fourth quarter.

Operating expenses for the year were $188.3 million versus $166.9 million last year. Acquired businesses contributed $24 million of incremental operating expenses in 2005. Despite higher product development spending, operating expenses without acquisitions were lower than last year, driven by a reduction in selling, marketing and distribution expenses.

When compared to 2004 results, the weaker U.S. dollar versus foreign currencies helped to increase twelve-month net sales and net earnings. Favorable translation rates increased net sales and net earnings by approximately $3.5 million and $1.5 million for the year, respectively. In the fourth quarter, the stronger U.S. dollar versus foreign currencies reduced net sales and net earnings by $2.5 million and $1.0 million, respectively.

“2005 has been an exciting and challenging year and I am proud of our accomplishments,” said President and Chief Executive Officer David A. Roberts. “We started the year with strong business tempo that continued throughout the year and led to our record results. The acquisitions that we completed this past year are now contributing to our net sales, earnings and cash flow. We still have significant opportunities to improve the profitability of these businesses and are encouraged by our progress to date. Heading into 2006, the current sales tempo is strong and we anticipate a good start to the year. Given this early momentum and our planned initiatives in the areas of new product development, expanding distribution, entering new markets and making strategic acquisitions, we are planning for higher sales and net earnings next year.”

Cautionary Statement Regarding Forward-Looking Statements

A forward-looking statement is any statement made in this earnings release and other reports that the Company files periodically with the Securities and Exchange Commission, as well as in press releases, analyst briefings, conference calls and the Company’s Annual Report to shareholders which reflects the Company’s current thinking on market trends and the Company’s future financial performance at the time they are made. All forecasts and projections are forward-looking statements.

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 by making cautionary statements concerning any forward-looking statements made by or on behalf of the Company. The Company cannot give any assurance that the results forecasted in any forward-looking statement will actually be achieved. Future results could differ materially from those expressed, due to the impact of changes in various factors. These risk factors include, but are not limited to: economic conditions in the United States and other major world economies, currency fluctuations, political instability, changes in laws and regulations, and changes in product demand. Please refer to Exhibit 99 to the Company’s Annual Report on Form 10-K for fiscal year 2004 for a more comprehensive discussion of these and other risk factors.

Investors should realize that factors other than those identified above and in Exhibit 99 might prove important to the Company’s future results. It is not possible for management to identify each and every factor that may have an impact on the Company’s operations in the future as new factors can develop from time to time.

Conference Call

A conference call for analysts and institutional investors will be held Tuesday, January 31, 2006, at 10:00 a.m. ET to discuss Graco’s fourth quarter and year end results. Graco management will host the call.

A real-time, listen-only Webcast of the conference call will be broadcast live over the Internet. Individuals wanting to listen can access the call at the Company’s website at www.graco.com. Listeners should go to the website at least 15 minutes prior to the live conference call to install any necessary audio software.

For those unable to listen to the live event, a replay will be available soon after the conference call at Graco’s website, or by telephone beginning at approximately 12:00 p.m. ET on January 31, 2006, by dialing 800.405.2236, passcode 11050783, if calling within the U.S. or Canada. The dial-in number for international participants is 303.590.3000, with the same passcode. The replay by telephone will be available through February 3, 2006.

Graco Inc. supplies technology and expertise for the management of fluids in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

GRACO INC. AND SUBSIDIARIES
Consolidated Statements of Earnings

	Fourth Quarter (13/14 weeks) Ended		Year (52/53 weeks) Ended
(In thousands, except per share amounts)	Dec. 30, 2005	Dec. 31, 2004	Dec. 30, 2005	Dec. 31, 2004
Net Sales	$185,603	$160,819	$731,702	$605,032
Cost of products sold	89,133	73,075	352,352	276,622

Gross Profit	96,470	87,744	379,350	328,410
Product development	7,080	5,985	26,970	21,783
Selling, marketing and distribution	27,875	30,396	110,135	104,372
General and administrative	12,918	11,516	51,175	40,724

Operating Earnings	48,597	39,847	191,070	161,531
Interest expense	184	114	1,374	498
Other expense (income), net	(166)	(25)	342	252

Earnings before Income Taxes	48,579	39,758	189,354	160,781
Income taxes	16,300	12,200	63,500	52,100

Net Earnings	$32,279	$27,558	$125,854	$108,681

Net Earnings per Common Share
Basic	$0.47	$0.40	$1.83	$1.57
Diluted	$0.46	$0.39	$1.80	$1.55

Weighted Average Number of Shares
Basic	68,419	69,068	68,766	69,142
Diluted	69,431	70,238	69,862	70,251

GRACO INC. AND SUBSIDIARIES
Segment Information

	Fourth Quarter (13/14 weeks) Ended		Year (52/53 weeks) Ended
(In thousands)	Dec. 30, 2005	Dec. 31, 2004	Dec. 30, 2005	Dec. 31, 2004
Net Sales
Industrial / Automotive	$97,423	$77,547	$367,119	$274,574
Contractor	72,633	69,508	305,298	278,713
Lubrication	15,547	13,764	59,285	51,745

Consolidated	$185,603	$160,819	$731,702	$605,032

Operating Earnings
Industrial / Automotive	$28,048	$24,089	$98,330	$86,975
Contractor	17,388	14,139	77,598	68,013
Lubrication	4,109	2,711	15,633	11,807
Unallocated Corporate Expense	(948)	(1,092)	(491)	(5,264)

Consolidated	$48,597	$39,847	$191,070	$161,531

Segment operating earnings for 2004 have been restated to conform to 2005, which includes amortization of intangibles formerly classified as unallocated corporate.

GRACO INC. AND SUBSIDIARIES
Consolidated Balance Sheets

(In thousands)	Dec. 30, 2005	Dec. 31, 2004

ASSETS
Current Assets
Cash and cash equivalents	$18,664	$60,554
Accounts receivable, less allowances of
$5,900 and $5,600	122,854	109,080
Inventories	56,547	40,219
Deferred income taxes	14,038	15,631
Other current assets	1,795	1,742

Total current assets	213,898	227,226

Property, Plant and Equipment
Cost	255,463	231,819
Accumulated depreciation	(148,965)	(137,309)

Total property, plant and equipment, net	106,498	94,510

Prepaid Pension	29,616	27,556
Goodwill	52,009	9,199
Other Intangible Assets, net	39,482	8,959
Other Assets	4,127	4,264

Total Assets	$445,630	$371,714

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Notes payable to banks	$8,321	$6,021
Trade accounts payable	24,712	18,599
Salaries, wages and commissions	23,430	19,804
Dividends payable	9,929	8,990
Other current liabilities	45,189	43,359

Total current liabilities	111,581	96,773

Retirement Benefits and Deferred Compensation	35,507	33,092

Deferred Income Taxes	10,858	11,012

Shareholders' Equity
Common stock	68,387	68,979
Additional paid-in capital	110,842	100,180
Retained earnings	112,506	62,773
Other, net	(4,051)	(1,095)

Total shareholders' equity	287,684	230,837

Total Liabilities and Shareholders' Equity	$445,630	$371,714

GRACO INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

(In thousands)	Year (52/53 Weeks) Ended
	Dec. 30, 2005	Dec. 31, 2004
Cash Flows from Operating Activities

Net Earnings	$125,854	$108,681
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	23,496	17,808
Deferred income taxes	1,260	1,403
Tax benefit related to stock options exercised	2,510	6,782
Change in:
Accounts receivable	(9,101)	(7,290)
Inventories	4,524	(11,031)
Trade accounts payable	701	2,790
Salaries, wages and commissions	2,239	3,020
Retirement benefits and deferred compensation	396	(1,067)
Other accrued liabilities	1,189	1,539
Other	156	273

Net cash from operating activities	153,224	122,908

Cash Flows from Investing Activities

Property, plant and equipment additions	(19,904)	(16,893)
Proceeds from sale of property, plant and equipment	239	175
Capitalized software and other intangible asset additions	(802)	(2,446)
Acquisitions of businesses, net of cash acquired	(111,005)	--

Net cash used in investing activities	(131,472)	(19,164)

Cash Flows from Financing Activities
Borrowings on notes payable and lines of credit	82,937	25,399
Payments on notes payable and lines of credit	(80,439)	(23,647)
Common stock issued	10,482	15,117
Common stock retired	(42,299)	(40,792)
Cash dividends paid	(35,805)	(129,910)

Net cash used in financing activities	(65,124)	(153,833)

Effect of exchange rate changes on cash	1,482	(1,475)

Net increase (decrease) in cash and cash equivalents	(41,890)	(51,564)
Cash and cash equivalents
Beginning of year	60,554	112,118

End of year	$18,664	$60,554

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